Exhibit 5.1

Joe Laxague Partner
jlaxague@cronelawgroup.com

November 10, 2025

TG-17, Inc.

85 Broad Street

New York, New York 10004

Re:	TG-17, Inc.; Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for TG-17, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the public offering and sale of the following securities of the Company (the “Securities”) by the Registered Stockholders named therein:

1. Up to 3,580,499 shares of common stock of the Company, to be issued prior to the effective date of the Registration Statement to the current holders of the Company’s Non-voting Common Stock upon conversion of all shares of the Company’s shares of Non-voting Common Stock (the “Non-voting Common Stock Conversion Shares”);

2. Up to 180,241 shares of the Company’s currently issued and outstanding common stock (the “Outstanding Shares”);

3. Up to 1,626,800 shares of common stock issuable upon conversion of 329,671 shares of Series C Preferred Stock of the Company (the “Series C Conversion Shares);

4. Up to 1,333,335 shares of common stock issuable upon exercise of warrants to purchase Common Stock issued by the Company to the holder of the Company’s Series C Preferred Stock (the “Series C Warrant Shares”)

5. Up to 1,820,720 shares of common stock issuable upon conversion of 682,770 shares of Series E Preferred Stock of the Company (the “Series E Conversion Shares”);

6. Up to 87,681 shares of Common Stock issuable upon exercise of warrants to purchase common stock issued to certain holders of the Company’s Non-voting Common Stock (the “NVCS Warrant Shares”);

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891

1 East Liberty St., suite 600, Reno, NV 89501 | 775-234-5221

TG-17, Inc.

November 10, 2025

Page | 2

7. Up to 444,901 shares of common stock issuable upon conversion of 549,452 shares of Series D Preferred Stock of the Company (the “Series D Conversion Shares”); and

8. Up to 25,000,000 shares of common stock issuable upon exercise of warrants to purchase Common Stock issued by the Company to the holder of the Company’s Series D Preferred Stock (the “Series D Warrant Shares”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, including the Certificates of Designation for the Company’s Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) the common stock purchase warrants issued to the holder of the Company’s Series C Preferred Stock; (f) the common stock purchase warrants issued to certain holders of the Company’s Non-voting Common Stock; (f) the common stock purchase warrants issued to the holder of the Company’s Series D Preferred Stock and (g) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

a. The Non-voting Common Stock Conversion Shares, when issued upon conversion of the Company’s Non-voting Common Stock, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

b. The Outstanding Shares are validly issued, fully paid and non-assessable shares of common stock in the Company.

c. The Series C Conversion Shares, when issued upon conversion of the Company’s Series C Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

d. The Series C Warrant Shares, when issued and paid for upon exercises of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

TG-17, Inc.

November 10, 2025

Page | 3

e. The Series E Conversion Shares, when issued upon conversion of the Company’s Series E Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

f. The NVCS Warrant Shares, when issued and paid for upon exercises of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

g. The Series D Conversion Shares, when issued upon conversion of the Company’s Series D Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

h. The Series D Warrant Shares, when issued and paid for upon exercises of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.